UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2012

MEDICINOVA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-33185	33-0927979
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4350 LA JOLLA VILLAGE DRIVE, SUITE 950, SAN DIEGO, CA		92122
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 373-1500

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 22, 2012, MediciNova, Inc. (the “Company”) entered into an Engagement Agreement (the “Engagement Agreement”) with Redington, Inc. (“Redington”) relating to certain investment advisory services to be provided by Redington. Pursuant to the Engagement Agreement, on the same date the Company issued Redington a warrant (the “Warrant”) to purchase up to 130,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exercise price of $1.88 per share. The Warrant is subject to performance-based vesting based on the closing price of our Common Stock meeting or exceeding certain price targets within fifteen months following the date of issuance of the Warrant (the “Issuance Date”). To the extent vested, Redington may exercise the Warrant for any such underlying vested shares until the date that is five years following the Issuance Date. The Common Stock issuable pursuant to the Warrant is subject to customary adjustments for dividends, reorganizations and the like.

Pursuant to the Engagement Agreement and in connection with the issuance of the Warrant, the Company entered into a Registration Rights Agreement with Redington on August 22, 2012 providing for certain piggyback registration rights with respect to the shares issuable to Redington under the Warrant (the “Registration Rights Agreement”).

The foregoing description of the Warrant and Registration Rights Agreement is qualified in its entirety by reference to the Warrant and Registration Rights Agreement, which are filed as Exhibits 10.1 and 4.1 to this Current Report, respectively, and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth under Item 1.01 above is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

4.1	Registration Rights Agreement.

10.1	Warrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINOVA, INC.

By:	/s/ Michael Coffee
Michael Coffee Chief Business Officer

Date: August 22, 2012

EXHIBIT INDEX

Number	Description

4.1	Registration Rights Agreement.

10.1	Warrant.